SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 October 2, 2006
                Date of Report (Date of earliest event reported)


                        FIRST CHESTER COUNTY CORPORATION
             (Exact name of registrant as specified in its charter)



       PENNSYLVANIA                  0-12870                  23-2288763
       -------------                 -------                  ----------
   (State or other jurisdiction    (Commission             (I.R.S. Employer
    of incorporation)               File Number)            Identification No.)



                 9 NORTH HIGH STREET, WEST CHESTER, PENNSYLVANIA
                    (Address of principal executive offices)



                                 (484) 881-4000
              (Registrant's telephone number, including area code)

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective October 2, 2006, Clay T. Henry was appointed the Executive Vice President of the Trust and Investment and Wealth Advisory Services Division of First National Bank of Chester County, the principal subsidiary of the registrant. Prior to joining the Bank, Mr. Henry served as Executive Vice President at Millennium Wealth Management, a division of Harleysville National Bank. Prior to that, Mr. Henry worked in various capacities at PNC Asset Management Group including Director of Investment Services and Marketing as well as Director of Strategic Planning and Acquisitions. Mr. Henry holds a Masters of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelors of Science in Mechanical Engineering from the US Naval Academy in Annapolis, MD.

Mr. Henry has no written employment agreement with the Bank or the registrant. His employment with the Bank is at will. He will receive an annual base salary of $185,000, a signing bonus of $32,000 (payable in installments and forfeited if Mr. Henry voluntarily terminates his employment with the Bank before completing 12 months of service), and 1,000 shares of the registrant's common stock, pursuant to the registrant's 2005 Restricted Stock Plan. Mr. Henry will also be eligible to participate in the Bank's discretionary bonus program. In connection with Mr. Henry's employment, the Bank entered into a Separation Benefits Agreement with Mr. Henry. The Agreement will continue in effect as long as Mr. Henry is actively employed by the Bank. Pursuant to the Agreement, should Mr. Henry's employment be terminated without "cause" as defined in the Agreement, or if he terminates his employment for "good reason" as defined in the Agreement, at any time, Mr. Henry will be entitled to certain separation benefits. Such benefits consist principally of the continuation of his then current base salary and fringe benefits for a period of one year from his termination and payment of any bonus he would otherwise be eligible to receive for the one year period following his termination.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 5, 2006                       FIRST CHESTER COUNTY CORPORATION


                                            By:  /s/ John Balzarini
                                               ---------------------------------
                                               Name: John Balzarini
                                               Title: Chief Financial Officer